Filed Pursuant to Rule 424(b)(7)

File No. 333-135323

RED HAT, INC.

Prospectus Supplement No. 1 dated July 26, 2006

to the Prospectus dated June 23, 2006

The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the following table is presented as of July 26, 2006 and supersedes the information in the table appearing under the heading “Selling Stockholders” in the prospectus:

		Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)(2)
Name of Selling Stockholder		Number	Percentage		Number	Percentage
Accel VIII L.P. (3)		347,314	*	347,314	—	—
Accel Internet Fund IV L.P. (4)		77,181	*	77,181	—	—
Accel Investors 2004 L.L.C (5)		43,268	*	43,268	—	—
Koen	Aers	953	*	892	61	*
Ana	Amoretti	1,147	*	1,102	45	*
Max	Andersen	1,503	*	1,417	86	*
Dimitrios	Andreadis	1,648	*	1,575	73	*
Mark	Andres	1,609	*	1,575	34	*
Arjuna Technologies Limited (6)		47,720	*	47,720	—	—
Larry	Augustin (7)	6,721	*	6,721	—	—
Tom	Baeyens	6,845	*	6,431	414	*

Bela	Ban	25,859	*	25,199	660	*
Kevin	Barfield	373	*	310	63	*
Jan	Bartel	168	*	168	—	—
Christian	Bauer	3,540	*	3,272	268	*
Rob	Bearden	126,021	*	126,021	—	—
Tom	Benninger	266	*	241	25	*
Emmanuel	Bernard	550	*	455	95	*
Amit	Bhayani	204	*	155	49	*
Robert	Bickel (8)	160,654	*	160,654	—	—
Blake	Bowers	199	*	180	19	*
Daniel	Bradford	998	*	903	95	*
Adrian	Brock	44,488	*	43,566	922	*
Brookside Capital Partners Fund, L.P. (9)		65,450	*	65,450	—	—
Sylvia	Brophy	168	*	168	—	—
Paul Eric	Brown	929	*	865	64	*
William	Burke, Jr.	51,652	*	51,262	390	*
Ryan	Campbell	396	*	371	25	*
Chad	Carlisle	1,955	*	1,837	118	*
Shaun	Connolly	7,174	*	6,583	591	*
Kevin	Conner	672	*	672	—	—
Thomas	Cooper	41,309	*	39,695	1,614	*
Jeffrey	Cramer	977	*	918	59	*
Charles	Crouch	354	*	322	32	*
Marshall	Culpepper	760	*	705	55	*
Francois	Déchery	1,941	*	1,680	261	*
William	DeCoste	420	*	328	92	*
Xavier	Delaporte	1,330	*	1,330	—	—
Chris	DeLashmutt	308	*	237	71	*
Thomas	Diesler	1,235	*	1,162	73	*
Christoph	Dreischner	323	*	280	43	*
Clifford	D’Souza	743	*	692	51	*
Janine	Eastwood	350	*	285	65	*
Steve	Ebersole	1,255	*	1,185	70	*
Tom	Elrod	2,168	*	2,068	100	*
Igor	Fedorenko	672	*	672	—	—
Ovidiu	Feodorov	1,720	*	1,653	67	*
Nathalie	Mason-Fleury (10)	466,561	*	466,561	—	—
Daniel	Fleury	712,439	*	712,439	—	—
Marc	Fleury (7), (11)	1,570,702	*	1,570,702	—	—
Jocelyn	Fragniere	175	*	147	28	*
Tobias	Frech	268	*	268	—	—
Edwin Pierre	Fricke, Jr.	1,314	*	1,037	277	*
Rich	Friedman	3,551	*	3,245	306	*
Rebecca	Goldstein	191	*	156	35	*
Michel	Goossens (7)	8,401	*	8,401	—	—
Bruce	Gordon	429	*	334	95	*
Jules	Gosnell	2,352	*	2,352	—	—

Jason	Greene	453	*	363	90	*
Tobias	Hartwig (7)	2,123	*	2,123	—	—
Jeffrey	Haynie	268	*	268	—	—
Daryl	Heinz	699	*	640	59	*
Thomas	Heute	977	*	918	59	*
Gregory	Hinkle	422	*	327	95	*
Stephen	Hobbs	17,087	*	17,087	—	—
Grady	Holbrook	457	*	365	92	*
Intel Capital Corporation (12)		47,151	*	47,151	—	—
Ivelin	Ivanov	4,015	*	3,858	157	*
Angela	Ivey	83	*	83	—	—
Olivier	Jann	184	*	157	27	*
Christoph Georg Jung		1,781	*	1,781	—	—
Kabir	Khan	913	*	830	83	*
Chris	Kimpton	268	*	268	—	—
Gavin	King	37,173	*	35,494	1,679	*
David	Knox	438	*	346	92	*
Sacha	Labourey (7)	195,126	*	195,126	—	—
Norbert	Lataille	436	*	436	—	—
Marc	Lee	787	*	787	—	—
Thomas	Leonard	35,877	*	34,654	1,223	*
Juha	Lindfors	39,478	*	38,841	637	*
Mark	Little	2,016	*	2,016	—	—
Michael Ruel	Loehr	217	*	169	48	*
Oleksiy	Lubyanskyy	5,741	*	5,698	43	*
Thibaut	Mallet	333	*	266	67	*
Partners of Matrix Partners VII, L.P. (13)		1,635,174	*	1,635,174	—	—
Remy	Maucherat	12,733	*	12,391	342	*
John	Mazzitelli	2,452	*	2,238	214	*
Joe	McGonnell	8,768	*	8,360	408	*
Bob	McWhirter	1,680	*	1,680	—	—
Nathan	Mealy	247	*	190	57	*
Frank	Merenda	680	*	621	59	*
Jeff	Miller	884	*	805	79	*
Andrig	Miller	1,221	*	1,221	—	—
Christopher	Mills	299	*	228	71	*
James	Moran	679	*	595	84	*
Rob	Morrison	647	*	560	87	*
Brian	Murdoch (7)	27,112	*	25,204	1,908	*
Martin	Musierowicz	1,260	*	1,260	—	—
Donald	Neely	434	*	339	95	*
Christian	Nelson	2,953	*	2,733	220	*
Mark	Newton	403	*	308	95	*
Andrew	Oliver	5,472	*	5,262	210	*
Thomas	Peuss	3,024	*	3,024	—	—
Pinnacle Ventures I Affiliates, L.P. (14)		607	*	607	—	—

Pinnacle Ventures I (Q) Equity Holdings, L.L.C. (14)		29,791	*	29,791	—	—
Katie	Poplin	581	*	546	35	*
Laurence	Poussot	665	*	665	—	—
Mark	Proctor	1,680	*	1,680	—	—
Matthew	Quinlan	1,236	*	1,166	70	*
Steven	Raby (7)	3,382	*	3,203	179	*
Emilie	Ray	293	*	275	18	*
David	Rea	787	*	747	40	*
Francisco	Reverbel	3,024	*	3,024	—	—
Norman	Richards	1,277	*	1,210	67	*
Noel	Rocher	549	*	525	24	*
Lawrence	Rosen	5,965	*	5,965	—	—
Roy	Russo	395	*	373	22	*
Seth	Ryan	357	*	292	65	*
Benjamin	Sabrin	109,314	*	109,314	—	—
Andrew	Sacks	709	*	646	63	*
Anil	Saldhana	1,189	*	1,116	73	*
William	Sengstacken	373	*	249	124	*
Sohil	Shah	433	*	341	92	*
Shawn	Sickler	839	*	798	41	*
Damon	Sicore	706	*	643	63	*
Stan	Silvert	1,122	*	1,075	47	*
Norm	Smith	3,370	*	3,229	141	*
Donald Cary	Smith (7), (15)	43,053	*	41,586	1,467	*
Scott	Stark (7)	485,242	*	485,242	—	—
Subramaniam	Satyamoorthy (7)	1,394	*	1,299	95	*
Clebert	Suconic	1060	*	965	95	*
Luc	Texier	1,200	*	1,089	111	*
Gail	Tolbert	656	*	656	—	—
Mladen	Turk	1,467	*	1,378	89	*
Julien	Viet	5,296	*	5,176	120	*
Victor	Vogel	318	*	249	69	*
Wieland	Volkert	15,158	*	15,158	—	—
Ben	Wang	2,585	*	2,520	65	*
Weston & Co. VII LLC (16)		6,814	*	6,814	—	—
Gregory	Wilkins	268	*	268	—	—
James	Williams	324	*	255	69	*
Tom	Wix	4,434	*	4,240	194	*
Alizah	Wolfe	286	*	234	52	*
Juntao	Yuan	723	*	662	61	*

*	Less than one percent.
(1)	Except for the following, each of the individuals listed as a selling stockholder is an employee or former employee of Red Hat, Inc. and/or JBoss, Inc. or its subsidiaries: Michel Goossens, Lawrence Rosen, Jan Bartel, Igor Fedorenko, Daniel Fleury, Tobias Frech, Jeffrey Haynie, Robert McWhirter, Chris Kimpton, Norbert Lataille, and Christoph Georg Jung.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus (including shares held by certain key employees that are subject to contractual lockups in connection with their employment agreements with Red Hat) will be held by the selling stockholders.
(3)	The general partner of Accel VIII L.P. is Accel VIII Associates L.L.C., and the managing members of the general partner are James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, James R. Swartz and J. Peter Wagner.
(4)	The general partner of Accel Internet Fund IV L.P. is Accel VIII Associates L.L.C., and the managing members of the general partner are James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, James R. Swartz and J. Peter Wagner.
(5)	The managing members of Accel Investors 2004 L.L.C. are James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, James R. Swartz and J. Peter Wagner.
(6)	Steve Caughey has voting and/or investment power over the shares held by Arjuna Technologies Limited.
(7)	Directors or former directors of JBoss, Inc. or its subsidiaries.
(8)	Includes shares held as to which voting and/or investment power is shared through joint ownership with Marlise Bickel.
(9)	Domenic Ferrante is the managing member of Brookside Capital Management, LLC, which is the sole general partner of Brookside Capital Investors, L.P., which is the general partner of Brookside Capital Partners Fund, L.P.
(10)	Includes 288,254 shares held by the Nathalie Mason-Fleury 2006 A GRAT, 14,416 shares held by the Nathalie Mason-Fleury 2006 B GRAT, and 14,416 shares held by the Nathalie Mason-Fleury 2006 C GRAT. Nathalie Mason-Fleury, as Trustee, has sole voting and investment power over the shares held by the Nathalie Mason-Fleury 2006 A GRAT, the Nathalie Mason-Fleury 2006 B GRAT, and the Nathalie Mason-Fleury 2006 C GRAT.
(11)	Includes 288,254 shares held by the Marc Fleury 2006 GRAT. Marc Fleury, as Trustee, has sole voting and investment power over the shares held by the Marc Fleury 2006 GRAT.

(12)	Red Hat, Inc. and its affiliates are party to commercial and technical agreements with Intel Corporation, the parent company of Intel Capital Corporation, and/or its affiliates. Ravi Jacob exercises voting and investment power over the securities beneficially owned by Intel Capital Corporation.
(13)	Consists of shares held by the limited partners of Matrix Partners VII, L.P. and the members of its general partner, Matrix VII Management Company, L.L.C., as a group.
(14)	The general partner of Pinnacle Ventures I Affiliates, L.P. and Pinnacle Ventures I (Q) Equity Holdings, L.L.C. is Pinnacle Ventures Management I, L.L.C. Kenneth R. Pelowski and Robert A. Curley, Jr. are the managing members of Pinnacle Ventures Management I, L.L.C.
(15)	Includes shares held as to which voting and/or investment power is shared through joint ownership with Julie Smith.
(16)	Weston & Co VII LLC (“Weston VII”) consists of a group of holders for whom Weston VII serves as nominee. Matrix Partners Management Services, L.P. (“MPMS”) is the sole member of Weston VII, and Matrix Partners Management Services GP, LLC. (“MPMS GP”) is the general partner of MPMS. Mr. David Skok is an authorized member of MPMS GP, and as such, he may exercise certain rights regarding the Weston VII shares in accordance with instructions provided by the beneficial owners. MPMS, MPMS GP, and Mr. Skok each disclaim beneficial ownership of these shares, and the reporting herein of such shares shall not be construed as an admission that either MPMS, MPMS GP, or Mr. Skok is a beneficial owner of any such shares for purposes of Section 16 of the Exchange Act or for any other purpose.